EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN REPORTS FISCAL 2008
SECOND QUARTER RESULTS
Union, New Jersey — October 25, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2008 fiscal second quarter was $0.8 million versus $0.9 million in the prior-year period or income of $.09 per diluted share in the 2008 fiscal second quarter compared to $.10 per diluted share in the prior-year period. Operating income for the second quarter of fiscal 2008 was $2.3 million compared to $2.6 million for the second quarter of fiscal 2007. Sales of $17.2 million in the fiscal second quarter of 2008 declined slightly from $17.7 million for the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the second quarter of fiscal 2008 was $2.6 million versus $2.9 million in the prior year period. New orders received during the 2008 fiscal second quarter were $27.6 million compared to $25.7 million in the prior fiscal year’s second quarter. The Company’s book-to-bill ratio for the fiscal 2008 second quarter was 1.6 compared with 1.5 in last year’s fiscal second quarter and 1.4 for the full fiscal year 2007.
For the six month period ended September 30, 2007 the Company reported net income of $1.4 million versus $0.9 million for the same period last year or income of $.15 per diluted share in the first half of fiscal 2008 compared to $.10 per diluted share for the same period in fiscal 2007. The first six months of fiscal 2007 included a pretax charge of $1.3 million related to the refinancing of the Company’s debt. Operating income for the first six months of fiscal 2008 was $4.3 million versus $5.3 million for the same period in fiscal 2007. Sales for the first six months of fiscal 2008 declined slightly to $33.5 million from $33.9 million for the same period last year. Adjusted EBITDA was $4.9 million for the first six months of fiscal 2008 versus $6.0 million for the same period last year. New orders received during the first six months of fiscal 2008 were $35.8 million compared to $73.3 million for the same period in fiscal 2007 which included an order from Airbus for $21.5 million relating to the A400M Military Transport Program which is scheduled to commence shipping in calendar 2009 and continue through 2020. The book-to-bill ratio for the first six months of fiscal 2008 was 1.1 versus 1.5 in the in the first six months of fiscal 2007 excluding the order received from Airbus in the first quarter of fiscal 2007 of $21.5 million.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “In spite of lower spare parts sales in the second quarter of fiscal 2008, we reported an increase in gross margin in the quarter that was the result of better performance in the production of new
700 Liberty Avenue • Union • New Jersey 07083
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Breeze-Eastern Corporation — October 25, 2007 Fiscal 2008 Second Quarter Earnings Release	Page 2 of 5

equipment and the overhaul and repair sales. The shift in product mix which we experienced in the first quarter of fiscal 2008 continued in the second quarter as sales of new equipment accounted for 55% of total sales in the quarter bringing the six month total of new equipment shipments to 54% of sales compared to 46% for the first six months of fiscal 2007. The demand for spare parts remained weak during the second quarter due primarily, we believe, to the delay in passage of the 2008 Federal Government Defense budget and had the biggest impact on the shift in sales mix. While we remain confident that the unrealized portion of the spare parts sales will eventually be ordered, it is not clear how much of it will fall into fiscal 2008 or 2009.
The gross margin of 41% for the first six months of fiscal 2008 versus 43% for the same period last year reflects the shift in spare parts sales as these have substantially higher margins than our sales of new equipment and overhaul and repair. The recovery of the shipment pattern to more historical trends we have been expecting has not yet occurred due, we believe, to a continued delay associated with appropriations under the 2008 Federal Government Defense budget. In spite of this, we were very pleased to see the order rate for the overall business improve with a book-to-bill ratio in the second quarter of 1.6 bringing the ratio to 1.1 for the first six months of fiscal 2008. The increase in general, administrative and selling expenses in the second quarter of fiscal 2008 was mainly due to costs associated with a threatened proxy contest which was settled during the quarter. Although the selling, general and administrative costs for the first six months of 2008 as compared to 2007 are essentially flat, the 2008 level is approximately $0.4 million below plan and reflects measures taken by us during the period to contain or reduce costs in view of the order patterns mentioned above. Our debt, net of cash on hand, at the end of the second quarter of fiscal 2008 was $38.2 million, an increase of $1.4 million from July 1, 2007. This increase is principally due to increased accounts receivable reflecting shipments later in the quarter and increased inventory levels as we continue to transition to a product mix more heavily weighted to new equipment sales.”
Outlook for Fiscal 2008
Mr. White concluded, “While we face challenges in the last half of the fiscal year, we believe that certain cost cutting measures already instituted along with continued prudence regarding discretionary spending will help us in our commitment to achieve operating results roughly in line with our previously stated targets. However, an extended delay in certain appropriations associated with the Federal Government Defense budget will present an obstacle, especially in regard to our gross margin and, therefore, EBITDA, which may prove to be impractical to overcome in achieving these targets.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $73.3 million in the fiscal year ended March 31, 2007.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential

Breeze-Eastern Corporation — October 25, 2007 Fiscal 2008 Second Quarter Earnings Release	Page 3 of 5

acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended July 1, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — October 25, 2007 Fiscal 2008 Second Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/07	10/1/06	9/30/07	10/1/06
Net sales	$17,240	$17,682	$33,495	$33,924
Cost of sales	10,006	10,508	19,844	19,325

Gross profit	7,234	7,174	13,651	14,599

General, administrative and selling expenses	4,953	4,589	9,355	9,335
Interest expense	892	1,017	1,824	2,286
Other expense-net	55	30	69	79
Loss on extinguishment of debt	—	—	—	1,331

Income before income taxes	1,334	1,538	2,403	1,568

Provision for income taxes	533	615	961	627

Net income	$801	$923	$1,442	$941

Basic earnings per share:
Net income	$0.09	$0.10	$0.16	$0.10

Diluted earnings per share:
Net income	$0.09	$0.10	$0.15	$0.10

Weighted average basic shares	9,312,000	9,251,000	9,299,000	9,240,000
Weighted average diluted shares	9,406,000	9,362,000	9,391,000	9,338,000
BALANCE SHEET INFORMATION

	9/30/07	3/31/07
Current assets	$44,394	$44,955
Property, plant and equipment — net	4,716	4,779
Other assets	30,603	30,737

Total assets	$79,713	$80,471

Current portion of long-term debt and short term borrowings	$7,271	$8,346
Other current liabilities	13,479	13,469

Total current liabilities	20,750	21,815
Long-term debt	31,218	32,750
Other non-current liabilities	9,297	9,007
Stockholders’ equity	18,448	16,899

Total liabilities and stockholders’ equity	$79,713	$80,471

Breeze-Eastern Corporation — October 25, 2007 Fiscal 2008 Second Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	9/30/07	10/1/06	9/30/07	10/1/06
Net sales	$17,240	$17,682	$33,495	$33,924
Cost of sales	10,006	10,508	19,844	19,325

Gross Profit	7,234	7,174	13,651	14,599

General, administrative and selling expenses	4,953	4,589	9,355	9,335

Operating income	2,281	2,585	4,296	5,264

Add back: depreciation and amortization	298	353	590	698

Adjusted EBITDA	$2,579	$2,938	$4,886	$5,962

Net income	$801	$923	$1,442	$941
Provision for income taxes	533	615	961	627
Depreciation and amortization	298	353	590	698
Interest expense	892	1,017	1,824	2,286
Other expense-net	55	30	69	79
Loss on extinguishment of debt	—	—	—	1.331

Adjusted EBITDA	$2,579	$2,938	$4,886	$5,962

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